3. FINANCING OF THE OFFER AND THE MERGER. The discussion set forth in
Section 9 of the Offer to Purchase and Section 3 of the First Supplement is hereby amended and supplemented as follows:


     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $6.6 billion.


     Purchaser has obtained $600 million of such funds from the issuance and sale of 24 million shares of Purchaser's Series A Cumulative Convertible Preferred Stock to Blockbuster. Purchaser has obtained $1.2 billion of such funds from the issuance and sale of 24 million shares of Purchaser's Series B Cumulative Convertible Preferred Stock to NYNEX Corporation ("NYNEX"). Purchaser will obtain the remaining $4.8 billion of such funds from the bank credit facility described below, from the sale of Viacom Class B Common Stock to Blockbuster pursuant to the Blockbuster Subscription Agreement described below or from other sources.



     Bank Financing. On November 19, 1993, Purchaser entered into a definitive credit agreement (as amended by an amendment dated January 4, 1994, the "Credit Agreement") pursuant to which the banks parties thereto (the "Lenders") agreed to lend to Purchaser up to $4.8 billion (the "Bank Facility"), comprised of a $3.7 billion senior unsecured 364-day revolving credit facility (the "Revolving Facility") and a $1.1 billion term loan (the "Term Loan Facility"). The Lenders made the following commitments to the Revolving Facility: Morgan Guaranty Trust Company of New York, Citibank, N.A. and The Bank of New York (the "Managing Agents"), $318,965,517.24 each; Bank of America National Trust and Savings Association, The First National Bank of Boston, Bank of Montreal, The Chase Manhattan Bank (National Association), Canadian Imperial Bank of Commerce and Societe Generale, $159,482,758.62 each; Credit Suisse, The Fuji Bank, Limited, Credit Lyonnais, Cayman Island Branch, The First National Bank of Chicago, The Industrial Bank of Japan, Ltd., Mellon Bank, N.A., The Mitsubishi Bank, Ltd., Royal Bank of Canada, Shawmut Bank Connecticut, N.A., Nippon Credit Bank, Ltd., Los Angeles Agency, Sanwa Bank, Ltd. and Banque Paribas, $127,586,206.90 each; and National Westminster Bank USA, National Westminster Bank, PLC,
Union Bank and The Bank of Tokyo Trust Company, $63,793,103.45 each. Purchaser has terminated the Term Loan Facility in connection with obtaining the funds from NYNEX referred to above.



     The Credit Agreement provides that up to the full amount of the Revolving Facility may be borrowed, prepaid and reborrowed until 364 days after execution and delivery of the Credit Agreement, at which time all amounts outstanding under the Revolving Facility will become due and payable.



     Purchaser may elect to borrow under the Bank Facility at either the Base Rate or the Eurodollar Rate (each as defined below). The "Base Rate" would be the higher of (i) Citibank, N.A.'s Base Rate and (ii) the Federal Funds Rate plus 1/2 of 1%. The "Eurodollar Rate" would be the London Interbank Offered Rate plus (i) 0.6875%, until Purchaser's long-term debt is rated by Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), and (ii) thereafter, a variable rate ranging from 0.2500% to 0.8750% dependent on the senior unsecured long-term debt ratings assigned to Purchaser. The Eurodollar Rate would be available for one, two, three or six month borrowings. Interest on Base Rate borrowings would be payable quarterly in arrears. Interest on Eurodollar Rate borrowings would be payable in arrears (i) at the end of each applicable interest period and (ii) in the case of a period longer than three months, every three months.

     The Credit Agreement provides that Purchaser will pay each of the Lenders a facility fee on such Lender's commitment in effect, from time to time, (whether or not utilized) from the execution and delivery of the Credit Agreement until the termination of the Bank Facility, payable quarterly in arrears, at the rate of (i) 0.3125% per annum, until Purchaser's senior unsecured long-term debt is rated by S&P or Moody's, and (ii) thereafter, a variable rate ranging from 0.1000% to 0.3750% dependent on the senior unsecured long-term debt ratings assigned to Purchaser. The Credit Agreement provides that the obligations of each Lender to make advances under the Bank Facility will be subject to the satisfaction or waiver of the following conditions: (i) Purchaser shall have acquired at least 50.1% of the Shares outstanding plus the Shares issuable upon the exercise of the then exercisable Stock Options, as of the expiration of the Offer; (ii) all regulatory approvals required for the consummation of the Offer and the Merger shall have been obtained and be in effect (and all applicable waiting periods relating thereto shall have expired), except (a) approval of the Proxy Statement by the Securities and Exchange Commission and (b) approval of the Long Form Application by the FCC; provided that no approval obtained to consummate the Offer or that would be required from the FCC to consummate the Merger would require the divestiture of the Shares, and provided that Purchaser covenants to refrain from taking any action under the Voting Trust Agreement that would result in the sale of the Shares and to take all actions with respect to transfer applications before the FCC to assure that the Shares will not be required to be sold by order of the FCC; (iii) certain representations and warranties shall be true in all material respects as of the time of borrowing;
(iv) Purchaser shall be in compliance with the financial covenants contained in the Credit Agreement; (v) there having been no material adverse change since September 30, 1993 (except as publicly disclosed prior to October 26, 1993 or as disclosed as of November 19, 1993 in the Merger Agreement) in the business, financial condition, operations or properties, of Purchaser, the Company and their respective subsidiaries considered on a pro forma basis taken as a whole;
(vi) no default or event of default under the Credit Agreement shall have occurred and be continuing at the time of borrowing; (vii) no material litigation shall be pending or threatened against Purchaser or a subsidiary in which there is a reasonable probability of adverse decision which could have a material adverse effect; (viii) the Merger Agreement, as amended, shall be in full force and effect; and (ix) the Lenders shall have received certificates, opinions of counsel and other documents satisfactory to the Lenders.



     Under the Credit Agreement, Purchaser has agreed to pay to the Lenders fees customary for commitments of the type described herein as well as certain out-of-pocket expenses of the Managing Agents arising in connection with the preparation, execution and delivery of the Credit Agreement and the syndication of the Bank Facility. In addition, Purchaser has agreed to indemnify each of the Lenders and certain related persons against certain liabilities.


     The foregoing is a summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1.



     Purchaser anticipates that the indebtedness incurred through borrowings under the Bank Facility will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Purchaser and its subsidiaries (including, following the Merger, funds generated by the Company), bank refinancing, and the public or private sale of debt or equity securities. No decision has been made concerning the method Purchaser will employ to repay such indebtedness. Such decision will be made based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Purchaser may deem appropriate.


     Equity Financing. On January 7, 1994, Purchaser and Blockbuster entered into a subscription agreement (the "Blockbuster Subscription Agreement") pursuant to which Blockbuster has agreed to subscribe for and purchase from Purchaser, and Purchaser has agreed to issue and sell to Blockbuster, (i) 22,727,273 shares of Viacom Class B Common Stock for an aggregate purchase price of approximately $1,250,000,000 representing a purchase price of $55 per share.

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

     The obligation of each of Purchaser and Blockbuster to consummate such purchase and sale is subject to (i) the other party having performed in all material respects all of its obligations under the Blockbuster Subscription Agreement and the accuracy in all material respects of the representations and warranties made by such other party in the Blockbuster Subscription Agreement,
(ii) there being no judgment, injunction, order or decree which materially restricts, prevents or prohibits the consummation of such purchase and sale,
(iii) the receipt of satisfactory legal opinions and (iv) Purchaser having accepted for payment 50.1% of the Shares pursuant to the Offer.



     Purchaser has agreed that it will not make any material change in the aggregate amount or forms of consideration to be paid in, or in any other material terms and conditions of, the Offer and the Merger, without the prior consent of Blockbuster, which consent shall not be unreasonably withheld.



     Pursuant to the Blockbuster Subscription Agreement, Purchaser has granted Blockbuster customary registration rights with respect to the shares of Viacom Class B Common Stock purchased thereunder.



     The Blockbuster Subscription Agreement requires each party to indemnify the other and its affiliates, officers, directors, employees, agents, successors and assigns for liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties arising out of or resulting from a breach of any of such party's representations, warranties or covenants contained therein.



     In the event the Blockbuster Merger Agreement is terminated (other than by Purchaser as a result of a breach of a representation, warranty, covenant or agreement of Blockbuster contained therein), the Blockbuster Subscription Agreement grants to Blockbuster certain rights in the event that Viacom Class B Common Stock trades at levels below $55 per share during the one year period after such termination. In the event that the highest average trading price of the Viacom Class B Common Stock during any consecutive 30 trading day period prior to the first anniversary of such termination of the Blockbuster Merger Agreement is below $55 per share, Blockbuster shall be entitled to satisfaction by Purchaser of a make-whole amount. Such make-whole amount may not exceed a maximum amount equal to the sum of one half the number of shares of Viacom Class B Common Stock purchased by Blockbuster under the Blockbuster Subscription Agreement multiplied by the amount of such highest average trading price deficiency not in excess of $4.40 and one half the number of such shares of Viacom Class B Common Stock multiplied by the amount of such highest average trading price deficiency not in excess of $19.80, resulting in a maximum potential make-whole amount of $275 million.


     Under the Blockbuster Subscription Agreement, Purchaser is entitled to satisfy its obligation with respect to any such make-whole amount, at Purchaser's option, either through the payment to Blockbuster of cash or marketable equity or debt securities of Purchaser, or a combination thereof, with an aggregate value equal to the make-whole amount or, if the Merger has occurred, through the sale to Blockbuster of the theme parks currently owned and operated by the Company (the "Parks Business").



     In the event that Purchaser were to elect to fulfill its obligation to satisfy the make-whole amount through the sale of the Parks Business to Blockbuster, the purchase price would be $750 million, subject to adjustment for certain capital expenditures, payable through delivery to Purchaser of shares of Viacom Class B Common Stock valued at $55 per share. If the Parks Business were so purchased by Blockbuster, the Blockbuster Subscription Agreement provides that Blockbuster would grant an option to Purchaser, exercisable for a period of two years after the date of grant, to purchase a 50% equity interest in the Parks Business at a purchase price of $375 million, subject to adjustment for certain capital expenditures, payable in cash.



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